Exhibit 99.1

Enfusion Announces Closing of New $100 Million Credit Facility

September 18, 2023

New York / London / Hong Kong — Enfusion, Inc. (“Enfusion”) (NYSE: ENFN), a leading provider of cloud-native software-as-a-service (SaaS) solutions for investment managers, announced today that on September 15, 2023, it entered into a new $100 million revolving credit facility. The lenders under the credit facility are primarily a syndicate of Enfusion’s relationship banks, including Bank of America, N.A. The credit facility matures on September 15, 2028 and includes an accordion feature that allows for up to $50 million of additional borrowing capacity, subject to certain customary conditions. No loans under the credit facility were drawn at closing.

“We are excited to close on the credit facility with Bank of America and the other syndicate members,” said Oleg Movchan, Chief Executive Officer of Enfusion. “This facility significantly enhances the flexibility of our balance sheet and gives us another cost-effective source of capital that we can use to invest in our growth and pursue potential acquisition opportunities.”

About Enfusion

Enfusion’s investment management software-as-a-service (SaaS) platform removes traditional information boundaries, uniting front-, middle- and back-office teams on one cloud-native system. Through its software, analytics, and middle/back-office managed services, Enfusion creates enterprise-wide cultures of real-time, data-driven intelligence, boosting agility, and powering growth. Enfusion partners with over 800 investment managers from 10 global offices spanning four continents.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), including expectations regarding future financial performance. These forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “could,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, such as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 that was filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 that was filed with the SEC on August 10, 2022, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 that was filed with the SEC on November 10, 2022. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Enfusion, Inc.

Source Code: ENFN-IR

Contacts

Investor Relations

Ignatius Njoku

investors@enfusion.com

Media

media@enfusion.com